Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Third Quarter)

Third Quarter 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	38,139	15,714	11,354	6,463	71,670
COGS	(35,054)	(13,582)	(9,567)	(4,985)	(63,188)
Gross Income	3,085	2,132	1,787	1,478	8,482
Gross Margin	8.1%	13.6%	15.7%	22.9%	11.8%
SG&A	(3,701)	(2,131)	(830)	(843)	(7,506)
% sales	9.7%	13.6%	7.3%	13.0%	10.5%
Operating Income	(616)	1	957	635	976
Operating Margin	-1.6%	0.0%	8.4%	9.8%	1.4%

EBITDA	1,555	599	1,629	798	4,581
Segment Contribution
% Revenues	53.2%	21.9%	15.8%	9.0%	100.0%
% Operating Income	-63.1%	0.1%	98.0%	65.0%	100.0%

Third Quarter 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	29,221	13,541	10,792	6,430	59,984
COGS	(27,202)	(12,076)	(8,916)	(4,719)	(52,914)
Gross Income	2,019	1,465	1,876	1,711	7,070
Gross Margin	6.9%	10.8%	17.4%	26.6%	11.8%
SG&A	(2,550)	(1,026)	(895)	(864)	(5,335)
% sales	8.7%	7.6%	8.3%	13.4%	8.9%
Operating Income	(531)	439	981	847	1,735
Operating Margin	-1.8%	3.2%	9.1%	13.2%	2.9%

EBITDA	975	928	1,501	998	4,402
Segment Contribution
% Revenues	48.7%	22.6%	18.0%	10.7%	100.0%
% Operating Income	-30.6%	25.3%	56.5%	48.8%	100.0%

3Q02 versus 3Q03 % change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	-23.4%	-13.8%	-4.9%	-0.5%	-16.3%
COGS	-22.4%	-11.1%	-6.8%	-5.3%	-16.3%
Gross Income	-34.6%	-31.3%	5.0%	15.8%	-16.6%
SG&A	-31.1%	-51.9%	7.8%	2.5%	-28.9%
Operating Income	-13.8%	N/A	2.5%	N/A	N/A

EBITDA	-37.3%	54.9%	-7.9%	N/A	-3.9%